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Exhibit 99.1

Contacts:	Donna Sitkiewicz (Media) 847-646-5770 donna.sitkiewicz@kraft.com	Mark Magnesen (Investors) 847-646-3194 mmagnesen@kraft.com

KRAFT FOODS INC. REPORTS SECOND QUARTER RESULTS

Second Quarter Diluted E.P.S. Up 5.8% to $0.55
Full Year Diluted E.P.S. Guidance Revised to $2.00-$2.05

        NORTHFIELD, IL—July 16, 2003—Kraft Foods Inc. (NYSE: KFT) today reported second quarter 2003 diluted earnings per share of $0.55, up 5.8% versus 2002. Volume grew 1.7% as the impact of divestitures partially offset growth from ongoing businesses of 2.5%. This growth was below the company's internal expectations due to an acceleration in trade inventory reductions as well as the combined adverse effect of global economic weakness and higher price gaps in some key categories and countries. To improve volume and share trends, the company will increase marketing spending behind certain U.S. businesses in the balance of this year and through 2004. This investment is expected to reduce full year diluted earnings per share to $2.00-$2.05, reflecting growth of 2% - 5% versus 2002. The company reconfirmed its full year 2003 guidance of discretionary cash flow growth of 10% plus.

        "Second quarter diluted EPS and operating companies income did not meet our internal expectations. While costs were generally in-line with our forecasts, volume was below our projections due to soft consumption and accelerated trade inventory reductions," said Roger K. Deromedi, Co-Chief Executive Officer of Kraft Foods.

        Second quarter earnings per share rose 5.8% driven by lower interest expense and a 0.6% increase in operating income. Operating income increased, reflecting the impact of integration-related costs in the prior year, volume growth, pricing and favorable currency, partly offset by higher commodity and benefit costs, increased promotional spending in certain categories to narrow price gaps and the adverse impact of product returns from recent biscuit product launches that fell short of expectations.

        Net revenues increased 4.4% due to volume growth, favorable currency of $147 million and pricing actions in response to commodity and devaluation-driven cost increases, partly offset by higher promotional spending, adverse product mix and divestitures completed in 2002.

        Volume was up 1.7%. Excluding the impact of businesses sold, volume growth was 2.5% driven by new products, a shift in shipments for Easter into the second quarter, strong shipments in the Beverages, Desserts and Cereals segment, and solid growth in developing markets. Volume growth was lower than expected, however, due to two main factors. First, several customers have experienced financial difficulties, which resulted in an accelerated pace of trade inventory reductions. Warehouse consolidations, store closings, and retailers' continued efforts to reduce working capital also contributed to further customer inventory declines. The company estimates that U.S. trade inventory reductions impacted North American volume growth by one percentage point in the second quarter, with a skew to higher margin product lines. Second, consumption was soft across certain categories and countries as the prolonged economic weakness in many parts of the world, combined with higher price gaps in some categories, caused overall category softness and some consumers to trade down to lower priced alternatives.

        "In the second quarter, certain of our U.S. businesses—in particular cheese, coffee, cold cuts and biscuits—were unfavorably impacted by the combination of a soft economy and higher price gaps. After assessing consumer takeaway for the first six months of the year, we have determined that incremental marketing spending is required on these businesses to restore a more robust growth profile," said Betsy D. Holden, Co-Chief Executive Officer of Kraft Foods. "While this spending will negatively impact earnings results, we believe it is the right thing to do for the long-term health of our brands."

        In cheese, coffee and cold cuts, the challenge is similar. Price gaps versus competitors are either at the high end of, or in some cases above, targeted ranges. As a result, for the 13-weeks ending June 28, coffee and cold cut pound shares were down 1.2 points and 1.8 points, respectively, according to A.C. Nielsen total 3-outlet excluding Wal-Mart data. In addition, Kraft's share was down in a number of key cheese categories. To improve share and volume performance, the company will increase marketing spending to narrow price gaps, where appropriate, and build brand equity.

        In biscuits, a price increase taken to cover higher wheat and cocoa costs has reduced merchandising effectiveness, impacting consumption, particularly in cookies. As a result, for the 13-weeks ending June 28, Kraft dollar consumption in cookies was down 4.6%, according to A.C. Nielsen total 3-outlet excluding Wal-Mart data. In addition to the pricing impact, disappointing results on some new cookie products also contributed to the consumption softness. To improve overall biscuit consumption and share trends, marketing spending will be increased, particularly behind core cookie and cracker brands, and new product launches.

        The company is committed to its core businesses and believes the incremental marketing investment is prudent for the long-term health of the franchises. Past experience on other businesses has shown that the right combination of price and promotion, coupled with effective consumer spending, can restore growth and improve share trends. In total, the incremental investment is expected to exceed $200 million in the second half of 2003.

        Full year volume growth is projected to be around 2%. While the incremental marketing spending will improve consumption, this gain is expected to be fully offset by customer inventory reductions at a faster than historical pace. The incremental spending, combined with softer than projected consumption and accelerated trade inventory reductions, is expected to yield full year 2003 diluted earnings per share of $2.00-$2.05, $0.10 below previous guidance. New product introductions are projected to achieve $1 billion in net revenues. In addition, cost reduction efforts remain on track to deliver 3.5% of cost of goods sold. Also, results in Latin America are projected to improve as the company laps the shortfalls incurred last year as a result of currency volatility in the region. Finally, the guidance reflects expectations of continued lower interest expense and favorable currency.

        As part of its strategy to optimize its portfolio, the company continues to review certain non-core businesses for potential divestiture, such as the previously announced retail rice business in Germany. The earnings guidance range in this release does not account for the potential gain or loss on the possible sale of any businesses.

        The company is maintaining its previous guidance of 10% plus growth in discretionary cash flow in 2003 driven primarily by earnings growth and working capital improvements.

        While guidance for 2004 will be provided in January, current indications are that it is likely to be another difficult year. Challenges include continued worldwide economic weakness, further trade inventory reductions, and significantly higher pension and other post-employment benefit costs. In addition, the investments planned in the second half of 2003 to enhance brand equity and growth prospects will increase in 2004, reflecting a full year of spending.

        As described in "Note 13, Segment Reporting" of Kraft Foods Inc.'s 2002 Annual Report, management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends. (For a reconciliation of OCI to operating income, see the Condensed Statements of Earnings contained in this release.)

KRAFT FOODS NORTH AMERICA

        Net revenues for Kraft Foods North America (KFNA) increased 1.4% to $5,644 million, as higher volume and increased pricing were partially offset by adverse product mix and higher trade spending to manage price gaps, primarily on certain cheese categories.

        Volume increased 2.5%. Excluding the impact of a small, divested confectionery business, volume grew 2.7% driven by ready-to-drink beverages, new products and the shift in Easter shipments, partially offset by trade inventory reductions and consumption weakness in certain categories.

        OCI increased 1.0% to $1,383 million, reflecting $75 million of integration-related charges incurred in 2002, productivity and synergy savings, and the benefit of volume gains partly offset by higher commodity and benefit costs, adverse product mix, increased promotional spending in certain categories and biscuit product returns.

        Following are the results by segment for KFNA:

        Cheese, Meals and Enhancers volume was up 2.7%, aided by the shift in Easter shipments as well as strong results in Mexico, Canada and Foodservice. OCI declined 2.7% to $623 million, due to lower OCI in cheese primarily related to higher trade spending in response to lower dairy costs as well as higher benefit costs, partially offset by volume growth and the impact of integration-related charges recorded in 2002. While cheese volume was up due to the Easter timing shift, cheese shares were down in a number of key categories, driven by higher price gaps to competitors. In Enhancers, volume was down due to consumption softness and lower customer inventories, mostly on Miracle Whip and Kraft barbecue sauce. In Canada and Mexico, volume was up aided by new product introductions. Foodservice volume also increased due to higher shipments to national accounts and increased demand for ingredient products.

        Biscuits, Snacks and Confectionery volume decreased 6.0%, of which 0.7 percentage points were due to the divestiture of a small confectionery business, and 5.3 percentage points were due primarily to lower shipments of cookies. Net revenues declined by 1.9%, driven by lower contribution and significant product returns on under-performing new products including Chips Ahoy! Warm N Chewy, partially offset by biscuit pricing and favorable product mix in Confectionery. OCI was down 10.0% to $252 million due to higher commodity costs, lower volume and product returns associated with biscuit new products, partly offset by pricing and synergy savings. Biscuit volume declined due to weak consumption in cookies reflecting both category declines and lower response from promotional programs, partly offset by solid results on the Oreo Uh-Oh! launch. Confectionery volume was down slightly, but net revenues were up strongly behind the successful new products Altoids Strips and Altoids Sours. In Snacks, shipments increased driven by strong marketing programs and the introduction of Planters Nuts in Chocolate earlier this year.

        Beverages, Desserts and Cereals recorded strong volume growth of 8.6%. Net revenues increased 4.3% as volume growth was partially offset by product mix. OCI was up 22.3% to $356 million reflecting $59 million of integration-related charges recorded in 2002 and volume gains, partly offset by higher commodity and benefit costs. Volume and share gains in ready-to-drink beverages were fueled by the continued momentum of Capri Sun, aided by the successful launches of Capri Sun Sport and Capri Sun Island Refreshers beverages. Volume was also up on Jell-O dry packaged desserts and Cool Whip frozen toppings due partly to the shift in Easter shipments. Coffee volume declined due primarily to consumption weakness, as higher prices resulted in category softness and share losses.

        Oscar Mayer and Pizza volume was down 1.2%. Net revenues were up 0.4% due to commodity-driven price increases. OCI declined 3.8% to $152 million due primarily to lower shipments, increased promotional spending to narrow price gaps and higher benefit costs, partially offset by pricing, favorable cheese costs in Pizza and the impact of integration-related charges recorded in 2002. In Oscar Mayer, a volume decline in cold cuts and hot dogs, due to increased price gaps versus regional price-

oriented brands, was partly offset by solid results from the launch of Lunchables Fun Fuel. In Pizza, DiGiorno Deep Dish, which completed its national roll-out in the first quarter, continued to perform well.

KRAFT FOODS INTERNATIONAL

        Net revenues for Kraft Foods International (KFI) grew 13.0% to $2,197 million, driven by pricing actions to offset higher commodity and devaluation-driven cost increases in Latin America, favorable currency of $129 million, higher volume and the acquisitions of the Kar Gida salted snacks business in Turkey and the Family Nutrition biscuit business in Egypt, moderated by the impact of the divestiture of a Latin America bakery ingredients business in 2002. Currency favorability reflects the positive impact of the weakened dollar against the Euro and most other currencies, partially offset by the weakness of Latin American currencies.

        Volume decreased 0.9%, as the impact of the bakery ingredients divestiture more than offset volume growth from ongoing businesses of 2.2%, driven by developing markets, new products, acquisitions and the shift in Easter shipments, partly offset by the impact of intense price competition and consumer down trading to lower priced alternatives.

        OCI decreased 1.0% to $296 million, as the effects of currency favorability of $16 million, volume growth, pricing and 2002 integration-related charges of $17 million were more than offset by devaluation-driven cost increases in Latin America, higher benefit costs, a partial reinvestment of currency favorabilities and the absence of earnings from a business divested in 2002.

        Europe, Middle East and Africa (EMEA) volume increased 1.6%, driven by gains in the Central and Eastern Europe, Middle East and Africa (CEEMA) region, benefiting from acquisitions and strong performances in Poland, Russia and Romania. In the European Union region, volume was down slightly, impacted by price competition, particularly in coffee in France and the United Kingdom, and cheese in Germany and Iberia.

        OCI increased 9.4% to $232 million, driven by favorable currency of $30 million and the impact of volume growth, including acquisitions, partially offset by higher benefit costs and infrastructure investment in CEEMA.

        EMEA snacks volume grew, benefiting from acquisitions, the shift in Easter shipments, and the continued growth of the Stollwerck confectionery business, partially offset by shortfalls in France, Bulgaria and the Ukraine due to the impact of recent price increases.

        EMEA beverages volume was up, with growth in both coffee and refreshment beverages. Higher shipments of Jacobs and Maxwell House coffee in most markets, particularly Russia and Poland, were moderated by a shortfall in coffee in France and the United Kingdom due to increased price competition. Refreshment beverages volume growth was driven by favorable Tang performance.

        EMEA cheese volume was below last year, impacted by intense price competition in Germany and Spain, and lower shipments in the Middle East. Philadelphia cream cheese volume grew, driven by gains in the United Kingdom and the Nordic region, benefiting from strong marketing and new products. EMEA convenient meals volume grew, reflecting the good performance of Simmenthal canned meats in Italy.

        Latin America and Asia Pacific (LAAP) volume decreased 4.5% as the impact of the divestiture of the Latin America bakery ingredients business more than offset volume growth from ongoing businesses of 3.1% driven by a modest increase in Latin America and strong gains in Asia Pacific, most notably in China.

        OCI was down 26.4% to $64 million, with the decline driven by higher devaluation-driven costs and an unfavorable currency impact of $14 million, partly offset by pricing and the impact of integration-related charges incurred in 2002.

        LAAP snacks volume grew, benefiting from the shift in Easter shipments and growth in Asia Pacific, moderated by weakness in Argentina. Trakinas cookies in Brazil and Oreo cookies and Pacific crackers in China performed well, driven by new products and marketing programs.

        LAAP beverages volume grew strongly, driven by gains in Brazil, Venezuela, China and the Philippines, partly offset by a shortfall in Argentina. In Brazil, a double-digit increase in refreshment beverages volume reflected strong promotions in Tang.

* * *

        The company will host a conference call with members of the investment community at 5:00 p.m. ET on July 16, 2003. The call will be hosted by Betsy Holden and Roger Deromedi, Co-Chief Executive Officers of Kraft Foods Inc. Access to a live audio webcast of the call is available at www.kraft.com and a replay of the webcast will be available on our web site.

        Kraft Foods Inc. is the largest branded food and beverage company headquartered in the United States and the second largest worldwide. Kraft Foods markets many of the world's leading food brands, including Kraft cheese, Jacobs and Maxwell House coffees, Nabisco cookies and crackers, Philadelphia cream cheese, Oscar Mayer meats, Post cereals and Milka chocolates, in more than 150 countries.

Forward-Looking and Cautionary Statements

        This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

        The Company is subject to unfavorable currency movements, intense competition, changes in consumer preferences and demand for its products, changing prices for raw materials, fluctuations in levels of customer inventories and the effects of foreign economies and local economic and market conditions. The Company's benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The Company's results are dependent upon its continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios; to compete effectively with lower-priced products in a consolidating environment at the retail and manufacturing levels; to improve productivity; to consummate and successfully integrate acquisitions, including Nabisco; to maintain access to credit markets; and other risks detailed from time to time in the Company's publicly-filed documents. The Company's results are also dependent upon its borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc. The Company cautions that the foregoing list of important factors is not exclusive, any forward-looking statement included in this press release is made as of the date of this press release, and the Company does not undertake to update any forward-looking statement.

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KRAFT FOODS INC.
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended June 30,
(in millions, except per share data)

	2003	2002	% Change
Net revenues	$7,841	$7,513	4.4%
Cost of sales	4,695	4,386	7.0%

Gross profit	3,146	3,127	0.6%
Marketing, administration and research costs	1,467	1,370
Integration costs	—	92
Separation programs	—	—
Gains on sales of businesses	—	(3)

Operating companies income	1,679	1,668	0.7%
Amortization of intangibles	3	2
General corporate expenses	48	47

Operating income	1,628	1,619	0.6%
Interest and other debt expense, net	164	221

Earnings before income taxes and minority interest	1,464	1,398	4.7%
Provision for income taxes	514	496	3.6%

Earnings before minority interest	950	902
Minority interest in earnings, net	1	1

Net earnings	$949	$901	5.3%

Basic earnings per share*	$0.55	$0.52	5.8%

Diluted earnings per share*	$0.55	$0.52	5.8%

Weighted average number of shares outstanding—Basic	1,728	1,735	(0.4)%
—Diluted	1,728	1,738	(0.6)%

(*)
Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.
and Subsidiaries
Segment Reclass
Quarterly 2002
($ in millions with the exception of volume)

        Note: Due to a change in reporting responsibilities, Kraft Foods Inc. has moved Canadian Biscuits/Pet Snacks results from its Biscuit Division reported in the Biscuits, Snacks and Confectionery segment to the Canadian Division reported in the Cheese, Meals and Enhancers segment. Reported segment results have been restated to reflect this change. See reconciliation below:

	Q1	Q2	Q3	Q4	Year
2002 Reported Volume (lbs)—As Reported
Cheese, Meals and Enhancers	1,448	1,562	1,387	1,501	5,898
Biscuits, Snacks and Confectionery	551	597	582	639	2,369
Segment Reclass	41	47	43	53	184
2002 Reported Volume (lbs)—After Reclass
Cheese, Meals and Enhancers	1,489	1,609	1,430	1,554	6,082
Biscuits, Snacks and Confectionery	510	550	539	586	2,185

2002 Reported Net Revenue—As Reported
Cheese, Meals and Enhancers	$2,185	$2,318	$2,113	$2,261	$8,877
Biscuits, Snacks and Confectionery	1,158	1,300	1,310	1,414	5,182
Segment Reclass	62	76	72	85	295
2002 Reported Net Revenue—After Reclass
Cheese, Meals and Enhancers	2,247	2,394	2,185	2,346	9,172
Biscuits, Snacks and Confectionery	1,096	1,224	1,238	1,329	4,887

2002 Reported Operating Companies Income—As Reported
Cheese, Meals and Enhancers	$457	$629	$553	$529	$2,168
Biscuits, Snacks and Confectionery	199	291	295	308	1,093
Segment Reclass	4	11	10	17	42
2002 Reported Operating Companies Income—After Reclass
Cheese, Meals and Enhancers	461	640	563	546	2,210
Biscuits, Snacks and Confectionery	195	280	285	291	1,051

KRAFT FOODS INC.
and Subsidiaries
Volume by Business Segments
For the Quarters Ended June 30,
(pounds in millions)

	Cheese, Meals and Enhancers	Biscuits, Snacks and Confectionery	Beverages, Desserts and Cereals	Oscar Mayer and Pizza	KF North America	Europe, Middle East and Africa	Latin America and Asia Pacific	KF Int'l	Total Kraft
Reported Volume
2003 Volume	1,652	517	1,087	418	3,674	740	493	1,233	4,907
2002 Volume	1,609	550	1,001	423	3,583	728	516	1,244	4,827
% Change	2.7%	(6.0)%	8.6%	(1.2)%	2.5%	1.6%	(4.5)%	(0.9)%	1.7%
Divested Businesses:
—Divested Businesses—2002	—	(4)	—	—	(4)	—	(38)	(38)	(42)
Volume Excluding Divested Businesses
2003 Volume	1,652	517	1,087	418	3,674	740	493	1,233	4,907
2002 Volume	1,609	546	1,001	423	3,579	728	478	1,206	4,785
% Change	2.7%	(5.3)%	8.6%	(1.2)%	2.7%	1.6%	3.1%	2.2%	2.5%

KRAFT FOODS INC.
and Subsidiaries
Reported Net Revenues by Business Segment
For the Quarters Ended June 30,
($ in millions)

	Cheese, Meals and Enhancers	Biscuits, Snacks and Confectionery	Beverages, Desserts and Cereals	Oscar Mayer and Pizza	KF North America	Europe, Middle East and Africa	Latin America and Asia Pacific	KF Int'l	Total Kraft
2003 Net Revenues	$2,440	$1,201	$1,206	$797	$5,644	$1,686	$511	$2,197	$7,841
2002 Net Revenues	2,394	1,224	1,156	794	5,568	1,422	523	1,945	7,513
% Change	1.9%	(1.9)%	4.3%	0.4%	1.4%	18.6%	(2.3)%	13.0%	4.4%
Reconciliation:
2002 Net Revenues	$2,394	$1,224	$1,156	$794	$5,568	$1,422	$523	$1,945	$7,513
—Divested Businesses—2002	—	(6)	—	—	(6)	—	(21)	(21)	(27)
—Currency	18	—	—	—	18	237	(108)	129	147
—Operations	28	(17)	50	3	64	27	117	144	208

2003 Net Revenues	$2,440	$1,201	$1,206	$797	$5,644	$1,686	$511	$2,197	$7,841

KRAFT FOODS INC.
and Subsidiaries
Reported Operating Companies Income by Business Segment
For the Quarters Ended June 30,
($ in millions)

	Cheese, Meals and Enhancers	Biscuits, Snacks and Confectionery	Beverages, Desserts and Cereals	Oscar Mayer and Pizza	KF North America	Europe, Middle East and Africa	Latin America and Asia Pacific	KF Int'l	Total Kraft
2003 Operating Companies Income	$623	$252	$356	$152	$1,383	$232	$64	$296	$1,679
2002 Operating Companies Income	640	280	291	158	1,369	212	87	299	1,668
% Change	(2.7)%	(10.0)%	22.3%	(3.8)%	1.0%	9.4%	(26.4)%	(1.0)%	0.7%
Reconciliation:
2002 Operating Companies Income	$640	$280	$291	$158	$1,369	$212	$87	$299	$1,668
—Divested Businesses—2002	—	(1)	—	—	(1)	—	(4)	(4)	(5)
—Integration Costs—2002	8	1	59	7	75	—	17	17	92
—Separation Programs—2002	—	—	—	—	—	—	—	—	—
—Gains on Sales of Businesses—2002	—	—	—	—	—	—	(3)	(3)	(3)
—Currency	2	—	—	—	2	30	(14)	16	18
—Operations	(27)	(28)	6	(13)	(62)	(10)	(19)	(29)	(91)

2003 Operating Companies Income	$623	$252	$356	$152	$1,383	$232	$64	$296	$1,679

KRAFT FOODS INC.
and Subsidiaries
Condensed Statements of Earnings
For the Six Months Ended June 30,
(in millions, except per share data)

	2003	2002	% Change
Net revenues	$15,200	$14,660	3.7%
Cost of sales	9,044	8,669	4.3%

Gross profit	6,156	5,991	2.8%
Marketing, administration and research costs	2,943	2,715
Integration costs	—	119
Separation programs	—	142
Gains on sales of businesses	—	(3)

Operating companies income	3,213	3,018	6.5%
Amortization of intangibles	5	4
General corporate expenses	92	91

Operating income	3,116	2,923	6.6%
Interest and other debt expense, net	343	451

Earnings before income taxes and minority interest	2,773	2,472	12.2%
Provision for income taxes	974	877	11.1%

Earnings before minority interest	1,799	1,595
Minority interest in earnings, net	2	1

Net earnings	$1,797	$1,594	12.7%

Basic earnings per share*	$1.04	$0.92	13.0%

Diluted earnings per share*	$1.04	$0.92	13.0%

Weighted average number of shares outstanding—Basic	1,729	1,735	(0.3)%
—Diluted	1,729	1,738	(0.5)%

(*)
Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.
and Subsidiaries
Volume by Business Segments
For the Six Months Ended June 30,
(pounds in millions)

	Cheese, Meals and Enhancers	Biscuits, Snacks and Confectionery	Beverages, Desserts and Cereals	Oscar Mayer and Pizza	KF North America	Europe, Middle East and Africa	Latin America and Asia Pacific	KF Int'l	Total Kraft
Reported Volume
2003 Volume	3,135	1,018	2,075	817	7,045	1,410	916	2,326	9,371
2002 Volume	3,098	1,060	1,941	813	6,912	1,391	982	2,373	9,285
% Change	1.2%	(4.0)%	6.9%	0.5%	1.9%	1.4%	(6.7)%	(2.0)%	0.9%
Divested Businesses:
—Divested Businesses—2002	—	(7)	—	—	(7)	—	(71)	(71)	(78)
Volume Excluding Divested Businesses
2003 Volume	3,135	1,018	2,075	817	7,045	1,410	916	2,326	9,371
2002 Volume	3,098	1,053	1,941	813	6,905	1,391	911	2,302	9,207
% Change	1.2%	(3.3)%	6.9%	0.5%	2.0%	1.4%	0.5%	1.0%	1.8%

KRAFT FOODS INC.
and Subsidiaries
Reported Net Revenues by Business Segment
For the Six Months Ended June 30,
($ in millions)

	Cheese, Meals and Enhancers	Biscuits, Snacks and Confectionery	Beverages, Desserts and Cereals	Oscar Mayer and Pizza	KF North America	Europe, Middle East and Africa	Latin America and Asia Pacific	KF Int'l	Total Kraft
2003 Net Revenues	$4,658	$2,344	$2,429	$1,593	$11,024	$3,240	$936	$4,176	$15,200
2002 Net Revenues	4,641	2,320	2,345	1,556	10,862	2,767	1,031	3,798	14,660
% Change	0.4%	1.0%	3.6%	2.4%	1.5%	17.1%	(9.2)%	10.0%	3.7%
Reconciliation:
2002 Net Revenues	$4,641	$2,320	$2,345	$1,556	$10,862	$2,767	$1,031	$3,798	$14,660
—Divested Businesses—2002	—	(10)	—	—	(10)	—	(39)	(39)	(49)
—Currency	12	—	—	—	12	442	(226)	216	228
—Operations	5	34	84	37	160	31	170	201	361

2003 Net Revenues	$4,658	$2,344	$2,429	$1,593	$11,024	$3,240	$936	$4,176	$15,200

KRAFT FOODS INC.
and Subsidiaries
Reported Operating Companies Income by Business Segment
For the Six Months Ended June 30,
($ in millions)

	Cheese, Meals and Enhancers	Biscuits, Snacks and Confectionery	Beverages, Desserts and Cereals	Oscar Mayer and Pizza	KF North America	Europe, Middle East and Africa	Latin America and Asia Pacific	KF Int'l	Total Kraft
2003 Operating Companies Income	$1,170	$467	$731	$312	$2,680	$428	$105	$533	$3,213
2002 Operating Companies Income	1,101	475	599	292	2,467	387	164	551	3,018
% Change	6.3%	(1.7)%	22.0%	6.8%	8.6%	10.6%	(36.0)%	(3.3)%	6.5%
Reconciliation:
2002 Operating Companies Income	$1,101	$475	$599	$292	$2,467	$387	$164	$551	$3,018
—Divested Businesses—2002	—	(2)	—	—	(2)	—	(6)	(6)	(8)
—Integration Costs—2002	35	1	59	7	102	—	17	17	119
—Separation Programs—2002	60	3	47	25	135	5	2	7	142
—Gains on Sales of Businesses—2002	—	—	—	—	—	—	(3)	(3)	(3)
—Currency	1	—	—	—	1	51	(28)	23	24
—Operations	(27)	(10)	26	(12)	(23)	(15)	(41)	(56)	(79)

2003 Operating Companies Income	$1,170	$467	$731	$312	$2,680	$428	$105	$533	$3,213

KRAFT FOODS INC.
and Subsidiaries
Reported Net Earnings and Diluted Earnings Per Share
For the Quarters Ended June 30,
($ in millions, except per share data)

	Net Earnings	Diluted EPS *
2003 Net Earnings	$949	$0.55
2002 Net Earnings	901	0.52
% Change	5.3%	5.8%
Reconciliation:
2002 Reported	$901	$0.52
—Integration Costs—2002	59	0.03
—Separation Programs—2002	—	—
—Gains on Sales of Businesses—2002	(2)	—
—Currency	12	0.01
—Operations	(21)	(0.01)

2003 Reported	$949	$0.55

(*)
Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.
and Subsidiaries
Reported Net Earnings and Diluted Earnings Per Share
For the Six Months Ended June 30,
($ in millions, except per share data)

	Net Earnings	Diluted EPS *
2003 Net Earnings	$1,797	$1.04
2002 Net Earnings	1,594	0.92
% Change	12.7%	13.0%
Reconciliation:
2002 Reported	$1,594	$0.92
—Integration Costs—2002	76	0.04
—Separation Programs—2002	92	0.05
—Gains on Sales of Businesses—2002	(2)	—
—Effect of change in shares outstanding	—	0.01
—Currency	15	0.01
—Operations	22	0.01

2003 Reported	$1,797	$1.04

(*)
Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.
and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios)

	June 30, 2003	December 31, 2002
Assets
Cash and cash equivalents	$1,506	$215
All other current assets	7,700	7,241
Property, plant and equipment, net	10,018	9,559
Goodwill and other intangible assets, net	36,876	36,420
Other assets	3,781	3,665

Total assets	$59,881	$57,100

Liabilities and Shareholders' Equity
Short-term borrowings	$2,310	$220
Current portion of long-term debt	126	352
Due to Altria Group, Inc. and affiliates	2,135	895
All other current liabilities	5,586	5,702
Long-term debt	10,940	10,416
Notes payable to Altria Group, Inc. and affiliates	—	2,560
Deferred income taxes	5,493	5,428
Other long-term liabilities	5,734	5,695

Total liabilities	32,324	31,268
Total shareholders' equity	27,557	25,832

Total liabilities and shareholders' equity	$59,881	$57,100

Total debt	$15,511	$14,443
Debt/equity ratio	0.56	0.56

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  Exhibit 99.1
KRAFT FOODS INC. REPORTS SECOND QUARTER RESULTS